Compaq Computer Corporation Public Relations Department	P.O. Box 692000 Houston, Texas 77269-2000 Tel 281-514-0484 Fax 281-514-4583 http://www.compaq.com	News Release

COMPAQ

FOR IMMEDIATE RELEASE

Compaq Enhances Direct Capabilities
Purchases End-to-End Order Management and Complex
Configuration Capabilities from Inacom

     HOUSTON, January 4, 2000 - Compaq Computer Corporation (NYSE: CPQ) today announced a major step to enhance its direct capabilities in the United States, enabling the company to accelerate its progress toward reducing inventories and speeding cycle time. The company has agreed to purchase certain assets of Inacom Corporation (NYSE: ICO) that are key to Compaq's direct strategy, providing best-in-class complex configuration capabilities along with end-to-end order management and direct fulfillment capacity for approximately $370 million in cash.

     "With this significant step, we are advancing Compaq's ability to deliver the leading portfolio of Internet access and infrastructure products, services, and solutions directly to customers with a single point of accountability," said Michael Capellas, President and Chief Executive Officer (CEO). "This purchase makes great strategic sense for Compaq because it gives us the right capabilities quickly and cost-effectively. We'll be better equipped to meet the diverse and changing needs of our U.S. customers - particularly our major accounts which clearly want to go direct - increasing our potential for profitable growth."

     Under the terms of the agreement, Compaq will purchase certain operational assets from Inacom for approximately $370 million in cash. Compaq will use the acquired assets to operate a separately managed, wholly owned subsidiary, reporting to Mike Winkler, Senior Vice President and Group General Manager, Commercial Personal Computing Group. The agreement is binding on both parties and does not require shareholder approval. The transaction is expected to close later this quarter, subject to normal regulatory approvals.

     "As customers turn to the Internet to conduct business with Compaq, it is more important than ever that we have the sophisticated, scalable infrastructure to ensure a completely dependable direct delivery system," said Winkler. "Purchasing these best in class operations immediately enhances our ability to increase customer satisfaction by providing direct accountability for even the most complex order, along with tailored configurations including hardware and software image certification, asset tagging, and the vast array of third party peripheral products that complete the solution. Customers will know exactly where their order is at any given moment, and will benefit from rapid, efficient delivery."

     Specifically, this acquisition gives Compaq industry-leading custom configuration and end-to-end order management capabilities that customers are insisting on, including:

Custom Configuration. Enhanced custom configuration capability and capacity including hardware, software image certification, image load, and asset tagging for the entire range of PC and PC server products along with a substantially greater array of third party options than direct competitors can offer today.

End-to-end Order Management. Additional depth in an efficient end-to-end order management system for complex orders, providing our customers with complete visibility to track their orders from placement to delivery direct from Compaq. The Inacom system allows customers to track their orders via the Internet including order status for all phases of the product delivery:

-   drop shipment with multiple shipment addressing

-   partial delivery and order splitting

-   direct access to accounts receivable and credit status information

-   integrated shipment tracking

     Compaq also has entered into a services, supply, and sales agreement with Inacom. Under this agreement, Compaq will use Inacom's service capabilities in combination with its own to offer customers the full spectrum of lifecycle services for desktop, mobile, and server environments as well as infrastructure procurement, support, management, optimization, and disposal.

     "This agreement is a positive outgrowth of the long-standing relationship between Inacom and Compaq," said G. A. Gagliardi, Inacom President and CEO. "Our customers benefit from the complex customization capabilities and full range of services and support available through our companies."

     "By bringing these operations in-house, we improve our direct capabilities and complement Compaq's existing programs - including Partner Direct and Agent programs through which we ship directly to our customers on behalf of Value-added Resellers (VARs)," said Winkler. "This transaction provides Compaq the ability to better execute its direct strategy. Since Compaq accounts for approximately 40 percent of Inacom's product business today, this transaction is really just an extension of what we're already doing together and the transition should be seamless for our customers," Winkler stated.

     "Compaq is advancing on a clear strategic path," said Capellas. "We said we would re-engineer the channel delivery model and this transaction, together with other initiatives already underway, takes us a long way toward meeting that goal. As we create the Internet infrastructure and redefine Internet access, we will be taking a series of steps, both large and small, to execute our strategy and deliver profitable growth for our shareholders."

About Compaq

     Compaq Computer Corporation, a Fortune Global 100 company, is the second largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, enterprise and network storage solutions, commercial desktop and portable products, and consumer PCs. The company is an industry leader in environmentally friendly programs and business practices. Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at http://www.compaq.com, or by calling 1-800-OK-COMPAQ. Product information and reseller locations are available by calling 1-800-345-1518.

     Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies. This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the failure to close the contemplated transaction; continued competitive factors and pricing pressures; and market responses to the transaction. Further information on the factors that could affect Compaq's financial results are included in its SEC filings, including the annual report on Form 10-K for the year ended December 31, 1998, and the quarterly report on Form 10-Q for the quarter ended September 30, 1999

For further editorial information, contact:

Compaq Media Relations	Jim Finlaw	jim.finlaw@compaq.com
Compaq Media Relations	Alan E. Hodel	alan.hodel@compaq.com
Compaq Investor Relations	281-514-9549 OR 800-433-2391 investor.relations@compaq.com